Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-163573) and related Prospectus of Dendreon Corporation for the registration of its common stock and debt securities and to the incorporation by reference therein of our reports dated February 22, 2010, with respect to the consolidated financial statements of Dendreon Corporation and the effectiveness of internal control over financial reporting of Dendreon Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young
Seattle, Washington
January 13, 2011